FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3029

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bancorp, Inc. Announces Closing of $70 Million Common Stock Offering

BOCA RATON, FLA.— September 23, 2009—1st United Bancorp, Inc. (“1st United”) (Nasdaq: FUBC), the holding company for 1st United Bank, a Florida chartered commercial bank, announced today the closing of its previously announced public offering of 14,000,000 shares of common stock at $5.00 per share resulting in aggregate gross proceeds of $70 million. The shares sold do not include up to 2,100,000 shares which may be purchased by the underwriters within 30 days pursuant to their over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses were approximately $65.4 million.

Stifel, Nicolaus & Company, Incorporated served as lead manager and sole book runner and Howe Barnes Hoefer & Arnett, Inc. and Sterne, Agee & Leach, Inc. were co-managers for the offering.

“We are very pleased with the investor receptivity to this offering in acknowledgement of the unique and unprecedented opportunities available to 1st United in our market area,” said Rudy E. Schupp, Chief Executive Officer of 1st United. “The completion of this offering further strengthens our already solid capital position and will enable us to foster strategic growth, both organically and through acquisition, presented by the current economic and competitive landscape.”

About 1st United Bancorp, Inc.

1st United is a financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which operates 12 branches in South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach counties. 1st United’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3435.

Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause 1st United’s future results to differ materially. The following factors, among others, could cause our actual results to differ: 1st United’s ability to execute its growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, challenges posed by the current economic environment, disruptions in global financial markets, credit risk of 1st United’s customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of 1st United’s allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of 1st United’s markets, rapid changes in the financial services industry, exposure to intangible asset risk, and hurricanes and other adverse weather events, and 1st United’s ability to manage the risks involved in the foregoing. Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of the press release, and 1st United assumes no obligation to update forward-looking statements or the reasons why actual results could differ.